EXHIBIT K.22

Execution Copy

Tortoise  Energy Capital Corporation

First Supplement to Master Note Purchase Agreement

Dated as of June 17, 2008

Re:$25,000,000 5.56%, Series E, Senior Notes, due June 17, 2011
           $65,000,000 6.02%, Series F, Senior Notes, due June 17, 2013

Tortoise Energy Capital Corporation
10801 Mastin Boulevard, Suite 222
Overland Park, Kansas  66210

Dated as of
June 17, 2008

To the Purchasers named in
Schedule A hereto

Ladies and Gentlemen:

This First Supplement to Master Note Purchase Agreement (the “Supplement”) is between Tortoise Energy Capital Corporation, a Maryland corporation (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Purchasers”).

R e c i t a l s

A.The Company has entered into the Master Note Purchase Agreement dated as of December 21, 2007 with the purchasers listed in Schedule A thereto and the First Amendment Agreement dated as of June 17, 2008 (as heretofore amended and supplemented, the “Note Purchase Agreement”); and

B.The Company desires to issue and sell, and the Purchasers desire to purchase, additional series of Notes (as defined in the Note Purchase Agreement) pursuant to the Note Purchase Agreement and in accordance with the terms set forth below;

Now, Therefore, the Company and the Purchasers agree as follows:

1.Authorization of the New Series of Notes.  The Company has authorized the issue and sale of (i) $25,000,000 aggregate principal amount of its 5.56%, Series E, Senior Notes, due June 17, 2011 (the “Series E Notes”) and (ii) $65,000,000 aggregate principal amount of its 6.02%, Series F, Senior Notes, due June 17, 2013 (the “Series F Notes,” which together with the Series E Notes are the “TYY 2008 Notes”).  The TYY 2008 Notes, together with the Series D Notes initially issued pursuant to the Note Purchase Agreement and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 1.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement).  The Series E Notes and Series F Notes shall be substantially in the form set out in Exhibits 1-A and 1-B, respectively hereto with such changes therefrom, if any, as may be approved by the Purchasers and the Company.

Tortoise Energy Capital Corporation	First Supplement to Master Note Purchase Agreement

2.Sale and Purchase of TYY 2008 Notes.  Subject to the terms and conditions of this Supplement and the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company will issue and sell to each of the Purchasers, and the Purchasers will purchase from the Company, at the Closing provided for in Section 3, TYY 2008 Notes in the principal amount and of the Series specified opposite their respective names in the attached Schedule A hereto at the purchase price of 100% of the principal amount thereof.  The obligations of the Purchasers hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

3.Closing.  The sale and purchase of the TYY 2008 Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 W. Monroe Street, Chicago, Illinois 60603-4080, at 10:00 a.m. Chicago time, at a closing (the “Closing”) on June 17, 2008 or on such other Business Day thereafter on or prior to June 24, 2008 as may be agreed upon by the Company and the Purchasers.  At the Closing, the Company will deliver to each Purchaser the TYY 2008 Notes to be purchased by such Purchaser in the form of a single TYY 2008 Note (or such greater number of TYY 2008 Notes in denominations of at least U.S.$100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 173103198383 at U.S. Bank, N.A., ABA # 091000022, Account of U.S. Bank Trust Services, Attention:  David Neumann, for further credit to account # 19-9235.  If, at the Closing, the Company shall fail to tender such TYY 2008 Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.Conditions to Closing.  The obligation of each Purchaser to purchase and pay for the TYY 2008 Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement ((A) except that (1) all references to “Purchaser” therein shall be deemed to refer to the Purchasers hereunder, all references to “this Agreement” shall be deemed to refer to the Note Purchase Agreement as supplemented by this Supplement, and all references to “Notes” or “Series D Notes” therein shall be deemed to refer to the TYY 2008 Notes, and as hereafter modified, and (2) the reference to the Memorandum, as defined herein, is deemed to be the Memorandum as defined in Section 5.3 of the Note Purchase Agreement, for purposes of the closing condition in Section 4.2 of the Note Purchase Agreement), and to the following additional conditions:

Tortoise Energy Capital Corporation	First Supplement to Master Note Purchase Agreement

(a)Except as supplemented, amended or superceded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company (which shall be adjusted to include any Subsidiaries then existing) set forth in Section 5 of the Note Purchase Agreement shall be correct as of the date of Closing and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing certifying that such condition has been fulfilled.

(b)Contemporaneously with the Closing, the Company shall sell to each Purchaser, and each Purchaser shall purchase, the TYY 2008 Notes to be purchased by such Purchaser at the Closing as specified in Schedule A.

(c)The Company shall have received a current rating by Fitch of “AAA” or by Moody’s of “Aaa” with respect to the TYY 2008 Notes.

(d)The Company shall have completed Form FR G-3 for each Purchaser and shall have otherwise cooperated with the Purchasers in providing any additional information in order for the Purchasers to make filings under Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221).

5.Representations and Warranties of the Company.  With respect to each of the representations and warranties contained in Section 5 of the Note Purchase Agreement, the Company represents and warrants to the Purchasers that, as of the date hereof, such representations and warranties are true and correct (A) except that all references to “Purchaser” therein shall be deemed to refer to the Purchasers hereunder, all references to “this Agreement” shall be deemed to refer to the Note Purchase Agreement as amended by the First Amendment and as supplemented by this Supplement, and all references to “Notes” or “Series D Notes” therein shall be deemed to refer to the TYY 2008 Notes, and (B) except for changes to such representations and warranties or the Schedules referred to therein, which changes are set forth in the attached Exhibit A (and shall include an updated form of Section 5.3).

6.Representations of the Purchasers.  Each Purchaser confirms to the Company that the representations set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the TYY 2008 Notes by such Purchaser.

7.Prepayments of the TYY 2008 Notes.

Section 7.1. Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the TYY 2008 Notes, in an amount not less than 10% of the aggregate principal amount of the TYY 2008 Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date

Tortoise Energy Capital Corporation	First Supplement to Master Note Purchase Agreement

with respect to such principal amount.  The Company will give each holder of TYY 2008 Notes written notice of each optional prepayment under this Section 7.1 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the TYY 2008 Notes to be prepaid on such date, the principal amount of each TYY 2008 Note held by such holder to be prepaid (determined in accordance with Section 7.2 of this Supplement), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of TYY 2008 Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 7.2. Allocation of Partial Prepayments.  In the case of each partial prepayment of the TYY 2008 Notes pursuant to Section 7.1 of this Supplement, the principal amount of the TYY 2008 Notes to be prepaid shall be allocated among all of the TYY 2008 Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 7.3. Maturity; Surrender, Etc.  In the case of each prepayment of TYY 2008 Notes pursuant to this Section 7, the principal amount of each TYY 2008 Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any TYY 2008 Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no TYY 2008 Note shall be issued in lieu of any prepaid principal amount of any TYY 2008 Note.

Section 7.4. Make-Whole Amount for the TYY 2008 Notes.  “Make-Whole Amount” means, with respect to any TYY 2008 Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such TYY 2008 Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any TYY 2008 Note, the principal of such TYY 2008 Note that is to be prepaid pursuant to Section 7.1 of

Tortoise Energy Capital Corporation	First Supplement to Master Note Purchase Agreement

this Supplement or has become or is declared to be immediately due and payable pursuant to Section 12.1 of the Note Purchase Agreement, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any TYY 2008 Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such TYY 2008 Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any TYY 2008 Note, .50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable TYY 2008 Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

-

Tortoise Energy Capital Corporation	First Supplement to Master Note Purchase Agreement

“Remaining Scheduled Payments” means, with respect to the Called Principal of any TYY 2008 Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the TYY 2008 Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 7.1 of this Supplement or Section 12.1 of the Note Purchase Agreement.

“Settlement Date” means, with respect to the Called Principal of any TYY 2008 Note, the date on which such Called Principal is to be prepaid pursuant to Section 7.1 of this Supplement or has become or is declared to be immediately due and payable pursuant to Section 12.1 of the Note Purchase Agreement, as the context requires.

Solely for the purposes of any determination of the Make-Whole Amount during the period up to and including 180 days from the first day of any Adjustment Period, the 1.00% increase in interest rate on the TYY 2008 Notes required during such portion of any Adjustment Period shall be disregarded.

Section 7.5. Adjustment Period.  Without limiting the provisions of Section 9.7 of the Note Purchase Agreement, in addition to all other amounts due and payable hereunder and under the TYY 2008 Notes, the interest rate applicable to each series of TYY 2008 Notes (including any Default Rate applicable thereto) shall be increased by an amount equal to 1.00% per annum during any Adjustment Period (except as set forth in the last paragraph of Section 7.4).

Section 7.6. The following terms relate to the TYY 2008 Notes,

“Adjustment Period” shall mean, with respect to any calculation of the applicable interest rate in respect of the TYY 2008 Notes, any period of time during which any Series of TYY 2008 Notes has a current rating of less than “A2” by Moody’s or less than its equivalent by any other NRSRO.

“Default Rate” means with respect to the TYY 2008 Notes that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of such TYY 2008 Notes and (ii) 2.00% over the rate of interest publicly announced by Bank of New York in New York, New York as its “base” or “prime” rate.  The Default Rate for the TYY 2008 Notes shall be subject to Section 7.5 of the Supplement.

8.Maturity.  As provided in Exhibit 1-A and Exhibit 1-B, the entire unpaid principal balance of the applicable TYY 2008 Notes shall be due and payable on the stated maturity date thereof.

Tortoise Energy Capital Corporation	First Supplement to Master Note Purchase Agreement

9.Applicability of Note Purchase Agreement.  Except as otherwise expressly provided herein (and expressly permitted by the Note Purchase Agreement), all of the provisions of the Note Purchase Agreement are incorporated by reference herein, shall apply to the TYY 2008 Notes as if expressly set forth in this Supplement and all references to “Notes” shall include the TYY 2008 Notes.  Without limiting the foregoing, the Company agrees to pay all costs and expenses incurred in connection with the initial filing of this Supplement and all related documents and financial information with the SVO provided that such costs and expenses with respect to the 2008 TYY Notes shall not exceed $3,000 for each series of 2008 TYY Notes.

10.Governing Law.  This Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, New York law.

11.The Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.

The execution hereof shall constitute a contract between the Company and the Purchasers for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Tortoise Energy Capital Corporation

By
Name:
Title:

Tortoise Energy Capital Corporation	First Supplement to Master Note Purchase Agreement

Accepted as of June ___, 2008.

Metropolitan Life Insurance Company

MetLife Reinsurance Company of Charleston

By:Metropolitan Life Insurance Company, its investment manager

By:	/s/
Name
Title

(executed by Metropolitan Life Insurance Company as investment manager to MetLife Reinsurance Company of Charleston as a Purchaser)

Tortoise Energy Capital Corporation	First Supplement to Master Note Purchase Agreement

Accepted as of June ___, 2008.

The Prudential Insurance Company of America

By:	/s/
Name
Title: Vice President

Tortoise Energy Capital Corporation	First Supplement to Master Note Purchase Agreement

Accepted as of June ___, 2008.

Employers Reassurance Corporation

By GE Asset Management Incorporated, as Investment Manager

By:	/s/
Name
Title:

--

Supplemental Representations

The Company represents and warrants to each Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement is true and correct in all material respects as of the date hereof with respect to the TYY 2008 Notes with the same force and effect as if each reference to “Series D Notes” set forth therein was modified to refer the “TYY 2008 Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as amended by the First Amendment Agreement and as supplemented by the First Supplement.  The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:

Section 5.3. Disclosure.  The Company, through its agents, SPP Capital Partners, LLC and U.S. Bank N.A., has delivered to each Purchaser a copy of a Confidential Direct Placement Memorandum, dated April 2008 (the “Memorandum”), relating to the transactions contemplated by the First Supplement.  The Note Purchase Agreement, the Memorandum and the certificates delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 to the First Supplement, and the financial statements listed in Schedule 5.5 to the First Supplement (the Note Purchase Agreement, the Memorandum and such certificates and financial statements listed in Schedule 5.5 to the First Supplement delivered to each Purchaser prior to May 20, 2008 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since November 30, 2007, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.5. Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5 to the First Supplement.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Company as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  The Company does not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.13.  Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the TYY 2008 Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 43 other Institutional Investors, each of which has been offered the TYY 2008 Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject

Exhibit A
(to Supplement)

the issuance or sale of the TYY 2008 Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the TYY 2008 Notes as set forth in Section IV of the Memorandum.  No part of the proceeds from the sale of the TYY 2008 Notes pursuant to the First Supplement will be used, directly or indirectly, for the purpose of buying or carrying or trading in any securities or margin stock under such circumstances as to involve the Company in a violation of Regulation X of the Board of Governors of the Federal Reserve System (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220) or to involve any lender in violation of Regulation U of said Board (12 CFR 221).  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness.  (a) Except as described therein, Schedule 5.15 to this First Supplement sets forth a complete and correct list of all outstanding indebtedness of the Company and its Subsidiaries as of May 30, 2008 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the indebtedness of the Company and its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any indebtedness of the Company or any Subsidiary, and no event or condition exists with respect to any indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company or any Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, indebtedness of the Company, except as specifically indicated in Schedule 5.15 to the First Supplement.

[Form of Series E Note]

Tortoise Energy Capital Corporation

5.56% Senior Note, Series E, due June 17, 2011

No. RE- [_____][Date]
$[_______]PPN 89147@ AB1

For Value Received, the undersigned, Tortoise Energy Capital Corporation (herein called the “Company”), a corporation organized and existing under the laws of Maryland, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on June 17, 2011, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.56% per annum from the date hereof, payable quarterly, on the 17th day of March, June, September and December in each year, commencing with the March, June, September or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate per annum from time to time equal to the greater of (i) 7.56% or (ii) 2% over the rate of interest publicly announced by Bank of New York from time to time in New York, New York as its “base” or “prime” rate.

Without limiting the provisions of Section 9.7(b) of the Note Purchase Agreement and, in addition to all other amounts due and payable under this Note, the interest rate applicable to this Note (including any Default Rate applicable thereto) shall be increased by an amount equal to 1.00% per annum during any Adjustment Period.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of December 21, 2007 (as from time to time amended, modified or supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Exhibit 1-A
(to Supplement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the First Supplement to Note Purchase Agreement dated June 17, 2008.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the First Supplement to Note Purchase Agreement dated June 17, 2008, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Tortoise Energy Capital Corporation

By:
Name:
Its:

[Form of Series F Note]

Tortoise Energy Capital Corporation

6.02% Senior Note, Series F, due June 17, 2013

No. RF- [_____][Date]
$[_______]PPN 89147@ AC9

For Value Received, the undersigned, Tortoise Energy Capital Corporation (herein called the “Company”), a corporation organized and existing under the laws of Maryland, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on June 17, 2013, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.02% per annum from the date hereof, payable quarterly, on the 17th day of March, June, September and December in each year, commencing with the March, June, September or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate per annum from time to time equal to the greater of (i) 8.02% or (ii) 2% over the rate of interest publicly announced by Bank of New York from time to time in New York, New York as its “base” or “prime” rate.

Without limiting the provisions of Section 9.7(b) of the Note Purchase Agreement and, in addition to all other amounts due and payable under this Note, the interest rate applicable to this Note (including any Default Rate applicable thereto) shall be increased by an amount equal to 1.00% per annum during any Adjustment Period.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of December 21, 2007 (as from time to time amended, modified or supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Exhibit 1-B
(to Supplement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the First Supplement to Note Purchase Agreement dated June 17, 2008.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the First Supplement to Note Purchase Agreement dated June 17, 2008, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Tortoise Energy Capital Corporation

By:
Name:
Its:

Disclosure Materials

None.

Schedule 5.3
(to Supplement)

Financial Statements

Annual Report for the Fiscal Year ended November 30, 2007 which includes but is not limited to Summary Financial Information, Key Financial Data, Schedule of Investments, Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets, Statement of Cash Flows, Financial Highlights and Notes to Financial Statements

2008 First Quarterly Report for the 3 months ended February 29, 2008 which includes but is not limited to Summary Financial Information, Key Financial Data, Schedule of Investments, Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets, Statement of Cash Flows, Financial Highlights and Notes to Financial Statements.

Schedule 5.5
(to Supplement)

Existing Indebtedness
as of June 6, 2008

Tortoise Energy Capital Corp.
Series A notes	$ 30,000,000
Series D notes	100,000,000
Bank line of credit	69,750,000
Total existing debt	$ 199,750,000

Schedule 5.15(b)

Master Note Purchase Agreement dated December 19, 2007 between the Company and the Purchasers.

Supplemental Indenture of Trust dated as of November 14, 2005 between the Company and The Bank of New York Trust Company, N.A. (the "Trustee").

Credit Agreement dated as of March 22, 2007 among the Company, certain lenders, and U.S. Bank National Association, as Agent for such lenders.

First Amendment to Credit Agreement dated as of May 29, 2007 by and among the Company, certain lenders, and U.S. Bank National Association.

Second Amendment to Credit Agreement dated as of October 31, 2007 by and among the Company, certain lenders, and U.S. Bank National Association.

Third Amendment to Credit Agreement dated as of March 21, 2008, by and among the Company, certain lenders, and U.S. Bank National Association.

Schedule 5.15
(to Supplement)